Amendment No. 1 dated August 23, 2012 to Schedule A to the
Investment Advisory Agreement dated February 23, 2012 by and between
EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Funds	Effective Date	Fee
EGShares Emerging Markets Core ETF		0.70%
EGShares Emerging Markets Core Dividend ETF		0.70%
EGShares Emerging Markets Core Balanced ETF		0.60%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of August 23, 2012.

Emerging Global Advisors LLC                                                                 EGA Emerging Global Shares Trust

By:                     By:

Name:          Robert C. Holderith                                                                  Name:          Robert C. Holderith
Title:           President                                                                                     Title:           President